Exhibit 99.1

Sono-Tek Announces Fiscal Year 2016 Results and First Quarter 2017 Guidance

(May 24, 2016 - Milton, NY) Sono-Tek Corporation (OTC QX: SOTK) today announced sales of $11,834,000 for the fiscal year ended February 29, 2016, compared to sales of $10,849,000 for the previous fiscal year, an increase of 9%. Fiscal Year 2016 resulted in a continuation of our trend of increased sales and gross profit. The Company’s increased sales this past year are derived mainly from the float glass coating, PCB coating, and spray drying markets, and approximately 56% of sales during the fiscal year were to overseas customers in diversified geographies. The Company’s gross profit was $5,638,000 versus $5,215,000 for the previous fiscal year, an increase of 8%. The Company’s income before taxes was $742,000 compared to $826,000 for the previous fiscal year, a decrease of 10%. The Company’s net income was $548,000 or $.04 per share, compared to $606,000 or $.04 per share for the previous fiscal year.

In the fourth quarter, which is also reported below, the Company had $2,944,000 in sales compared to $2,943,000 in the previous year’s fourth quarter, coupled with a loss of $50,000 compared to last year’s fourth quarter profit of $222,000. The Company anticipated this reduction which is due to the substantially heavier expenditures in the Company’s New Product Development “NPD” program and associated marketing and sales expenditures. Management believes that developing future products and markets is a prudent use of a modest amount of the Company’s substantial cash and investment reserves even in a softer economy as discussed below.

Commenting on the Company’s expectations for the new Fiscal Year, R. Stephen Harshbarger, Sono-Tek’s President stated, “Since we are nearing the end of the first quarter of our new Fiscal Year (March 2016-May 2016), we can provide investors with an estimate of our expected results, subject to final closing figures at the end of May. We anticipate our first quarter sales to be approximately 20%-25% below last year’s first quarter sales and our operating income to be reduced as well. The decreased revenue and operating income result primarily from a lower level of sales in the semiconductor and medical markets, and a “hold” on capital spending seen from much of the float glass industry. Several global economic factors, including an uncertain economic outlook from China, and the continued strong US dollar and its negative impacts on exports, would seem to indicate the slowdown will continue into Q2 FY2017. We are hopeful Q3 and Q4 FY2017 will see a positive impact from our NPD team introductions.”

“Sono-Tek will continue to invest resources into the NPD during FY2017, to promote organic growth and to enter additional markets with our ultrasonic coating technology. The NPD engineering team has recently delivered a new product for the HVAC manufacturing industry called SonoBraze. The first unit is presently completing its pre-order evaluation by a major automobile radiator and cooling system supplier, which has been reported to be very successful. We will continue to manage the business in a financially conservative manner to promote modest growth for FY2017.”

For further information, contact R. Stephen Harshbarger, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings and guidance release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions, including China’s economy and the continued strength of the U.S. Dollar; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products, including our NPD products; adequacy of financing; capacity additions, the ability to enforce patents and create new applications; variability and volatility of sales in the glass coating, PCB coating, semiconductor, medical device and spray drying markets; our ability to maintain and build backlog, achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation
Selected Financial Data

	Quarter Ended		Fiscal Year Ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015

Net Sales	$2,943,703	$2,943,143	$11,833,730	$10,849,475

Gross Profit	$1,308,923	$1,365,368	$5,637,777	$5,215,110

Operating Income	($751)	$275,203	$740,291	$850,194

Net Income	($50,205)	$222,033	$547,729	$606,133

Basic Earnings Per Share	$0.00	$0.01	$0.04	$0.04

Diluted Earnings Per Share	$0.00	$0.01	$0.04	$0.04

Weighted Average Shares - Basic	14,948,664	14,808,386	14,943,018	14,737,204

Weighted Average Shares - Diluted	14,948,664	14,915,246	15,029,601	14,846,808